TEXT OF A LETTER TO BE SENT IF SHAREHOLDER ABSTAINED FROM VOTING ON THE MANAGEMENT CONTRACT PROPOSAL.

OFFICE OF
THE CHAIRMAN

A SPECIAL LETTER TO SHAREHOLDERS OF PUTNAM CONVERTIBLE INCOME-
GROWTH TRUST

(Date)



Dear Shareholder,

On behalf of the Trustees of Putnam Convertible Income-Growth
Trust, we thank you for sending us your completed proxy for the Fund.

According to our records, you elected to abstain from voting on the proposal to make changes in the management contract. We would like to be sure that you are fully aware of the implications of this decision.

Your Fund's Trustees have unanimously approved the proposed changes in the management contract outlined in the proxy statement. The proposal requires approval by 67% of the shares voted (or approval by a majority of the outstanding shares, if less) in favor of the proposal at the shareholder meeting on May 5, 1994. If that percentage is not achieved, the meeting will be adjourned until a larger number of shareholders vote their proxies, which in turn may end up costing the Fund more money for further mailings.

We appreciate your prompt response to our initial mailings. However, we would like you to reconsider your decision and vote your shares in favor of the Trustees' proposal. You may do so simply by completing and signing the enclosed card and returning it in the postage paid envelope provided. Your current vote will remain in effect if you decide not to return the enclosed card.

We urge you to call one of our service representatives toll-free at 1-800-XXX-XXXX weekdays from 8:30 a.m. to 8:00 p.m. Eastern time if you would like further explanation on the proposal. Thank you for giving this important matter concerning your Fund such serious consideration.

Sincerely yours,



/s/ George Putnam
George Putnam
Chairman

Text of a letter to be used if shareholders voted NO on the Management Contract proposal.

OFFICE OF
THE CHAIRMAN

A SPECIAL LETTER TO SHAREHOLDERS OF PUTNAM CONVERTIBLE INCOME-
GROWTH TRUST

(Date)



Dear Shareholder,

On behalf of the Trustees of Putnam Convertible Income-Growth
Trust, we thank you for sending us your completed proxy for the Fund.

According to our records, you elected to vote against the proposed changes in the management contract. We would like to be sure that you are fully aware of the implications of this decision.

Your Fund's Trustees have unanimously approved the proposed changes in the management contract outlined in the proxy statement. The proposal requires approval by 67% of the shares voted (or approval by a majority of the outstanding shares, if less) in favor of the proposal at the shareholder meeting on May 5, 1994. If that percentage is not achieved, the meeting will be adjourned until a larger number of shareholders vote their proxies, which in turn may end up costing the Fund more money for further mailings.

We appreciate your prompt response to our initial mailings. However, we would like you to reconsider your decision and vote your shares in favor of the Trustees' proposal. You may do so simply by completing and signing the enclosed card and returning it in the postage paid envelope provided. Your current vote will remain in effect if you decide not to return the enclosed card.

We urge you to call one of our service representatives toll-free at 1-800-XXX-XXXX weekdays from 8:30 a.m. to 8:00 p.m. Eastern time if you would like further explanation on the proposal. Thank you for giving this important matter concerning your Fund such serious consideration.

Sincerely yours,

/s/ George Putnam
George Putnam
Chairman


S:\shared\proxy\workingA08Add